Exhibit 10.4

FORM OF OMNIBUS AGREEMENT

among

BOWIE RESOURCE PARTNERS, LLC

BOWIE RESOURCE HOLDINGS, LLC

BOWIE RESOURCE PARTNERS LP

BOWIE GP, LLC

and

BRP HOLDINGS LLC

TABLE OF CONTENTS

ARTICLE 1
DEFINITIONS

Section 1.1	Definitions	1

ARTICLE 2
INTELLECTUAL PROPERTY LICENSE

Section 2.1	License Grant	7
Section 2.2	Restrictions and Additional Agreements with Respect to License	7
Section 2.3	Covenants of Licensor and Licensees	8
Section 2.4	Enforcement of Rights	9
Section 2.5	Intellectual Property Indemnification	9

ARTICLE 3
INDEMNIFICATION

Section 3.1	Sponsor Entities’ Environmental Indemnification Obligations	9
Section 3.2	Partnership Group’s Indemnification Obligations	10
Section 3.3	Additional Sponsor Entity Indemnification	10
Section 3.4	Limitations Regarding Indemnification	10
Section 3.5	Indemnification Procedures	10
Section 3.6	In the Event of Termination	12

ARTICLE 4
RIGHT OF FIRST REFUSAL

Section 4.1	Right of First Refusal to Purchase Certain Assets	12
Section 4.2	Procedures	12

ARTICLE 5
EXPENSES AND REIMBURSEMENT OBLIGATIONS

Section 5.1	Provision of General and Administrative Services	14
Section 5.2	Reimbursement and Allocation	14
Section 5.3	Debt Financing and IPO Fees	15

ARTICLE 6
MISCELLANEOUS

Section 6.1	Choice of Law; Submission to Jurisdiction	15
Section 6.2	Notice	15
Section 6.3	Entire Agreement	16
Section 6.4	Termination	16
Section 6.5	Effect of Waiver or Consent	16
Section 6.6	Amendment or Modification	16

i

SCHEDULES

Schedule 2(a)	Mark Intellectual Property
Schedule 5.2	Allocation of Overhead Costs and Expenses

ii

OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT (this “Agreement”), as it may be amended, modified or supplemented from time to time in accordance with the terms hereof, is entered into effective as of the Closing Date (as defined below), and is by and among Bowie Resource Partners, LLC, a Delaware limited liability company (“BRP”), Bowie Resource Holdings, LLC, a Delaware limited liability company (“BRH”, and together with BRP, collectively the “Sponsor”), Bowie Resource Partners LP, a Delaware limited partnership (the “Partnership”), Bowie GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and BRP Holdings LLC, a Delaware limited liability company (the “Operating Company”).  The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding as more fully set forth in this Agreement, with respect to (1) the Partnership’s and its Subsidiaries’ rights to use certain intellectual property pursuant to a license granted by the Sponsor; (2) specified indemnification obligations of the Sponsor and the Partnership; (3) the Partnership’s right of first refusal with respect to Coal or Terminal Assets (as defined herein); and (4) the allocation of certain selling, general and administrative expenses as between the Partnership and the Sponsor.

NOW, THEREFORE, in consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1            Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly Controls, is Controlled by, or is under direct or indirect common Control with, such Person, and includes any Person in like relation to an Affiliate.

“Agreement” has the meaning given such term in the introduction to this Agreement.

“Arbitration Award” has the meaning given such term in Section 6.16.

“Bowie Name” has the meaning given such term in Section 2.2(b).

“Cause” has the meaning given such term in the Partnership Agreement.

“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events:

(a)           any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person;

(b)           the dissolution or liquidation of the Applicable Person;

(c)           the consolidation or merger of the Applicable Person with or into another Person, other than any such transaction where:

(i)            the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent; and

(ii)           the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; or

(d)           a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation that would not constitute a Change of Control under clause (c) above.

“Closing Date” means the date of the closing of the Initial Public Offering.

“Coal or Terminal Asset” means any business involving (i) coal assets (including without limitation, coal reserves, coal mining equipment, and associated real property), or (ii) coal export  terminals (including without limitation any fee, leasehold or license interest therein).

“Common Units” has the meaning given such term in the Partnership Agreement.

“Conflicts Committee” has the meaning given such term in the Partnership Agreement.

“Contribution Agreement” means that certain Contribution, Purchase and Sale Agreement, dated as of [•], 2015, among the General Partner, the Partnership, the Sponsor and [     ], together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Control” means, with respect to any Person, possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise; and the term “Controlled” shall have a similar meaning.  Without limiting the generality of the foregoing, it is agreed that any Person that owns or controls, directly or indirectly, 50% or more of the voting securities of another Person shall be deemed for purposes of this Agreement to Control such other Person.

“Discussion Date” has the meaning given such term in Section 6.17.

“Environmental Laws” means all applicable federal, regional, state, and local laws, statutes, rules, regulations, orders, ordinances, judgments, codes, injunctions, decrees, permits and other legally enforceable requirements and rules of common law relating to (i) pollution or protection of human health, the environment or natural resources; (ii) any Release or threatened Release of, or exposure to, Hazardous Substances; (iii) greenhouse gas emissions or (iv) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, arrangement for disposal or transport, handling or Release of any Hazardous Substances.  Without limiting the foregoing, “Environmental Laws” include, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Endangered Species Act, the Toxic Substances Control Act, the Occupational Safety and Health Act and other environmental conservation and protection laws, each as amended through the Closing Date.

“Environmental Losses” means any Loss suffered or incurred by reason of or arising out of (i) any violation, correction of violation or liability arising under Environmental Laws; or (ii) any event, circumstance, action, omission, condition or environmental matter (including, without limitation, the exposure to, presence of, Release or threatened Release of Hazardous Substances) including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, response, abatement, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws or to satisfy any applicable Voluntary Cleanup Program, (B) the performance of a supplemental environmental project authorized or consented to by a Governmental Authority in partial or whole mitigation of a fine or penalty, (C) the cost or expense of the preparation and implementation of any investigatory closure, remedial or corrective action or other plans required or necessary under Environmental Laws or to satisfy any applicable Voluntary Cleanup Program and (D) the cost and expense for any environmental or toxic tort pre-trial, trial, or appellate legal or litigation support work.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“General Partner” has the meaning given such term in the introduction to this Agreement.

“Governmental Authority” means:

(a)           any domestic or foreign government, whether national, federal, state provincial, territorial, municipal or local (whether administrative, legislative, executive or otherwise);

(b)           any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government;

(c)           any court, tribunal, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; and

(d)           any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association.

“Group Member” means a member of the Partnership Group.

“Hazardous Substance” means (i) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated by, or as to which liability may attach under any Environmental Law, including, without limitation, any hazardous substance as such term is defined under the federal Comprehensive Environmental Response, Compensation, and Liability Act, as amended through the Closing Date, (ii) radioactive materials, asbestos or asbestos containing materials, polychlorinated biphenyls, urea formaldehyde insulation, toxic mold or radon and (iii) oil as defined in the OPA of 1990, as amended, including oil, gasoline, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, other refined petroleum hydrocarbon and petroleum products.

“Indemnified Party” means either the Partnership Group or the Sponsor Entities, as the case may be, each in its capacity as a party entitled to indemnification in accordance with Article 3 hereof.

“Indemnifying Party” means either the Partnership Group or the Sponsor Entities, as the case may be, each in its capacity as a party from whom indemnification may be required in accordance with Article 3 hereof.

“Initial Public Offering” means the initial public offering of Common Units of the Partnership.

“Intellectual Property” means, collectively, the Mark Intellectual Property and the Non-Mark Intellectual Property.

“Licensees” means, collectively, the Partnership Entities.

“Licensor” means the Sponsor.

“Losses” means all losses, damages, liabilities (including, without limitation, tax liabilities), claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character, known or unknown, fixed or contingent.

“Mark Intellectual Property” means the names, trademarks, services marks, logos and domain names listed on Schedule 2(a) all derivatives thereof, or any names and trademarks confusingly similar thereto.

“MLP Credit Agreement” means the Credit Agreement, dated as of [•], 2015, among the Partnership, [•], as administrative agent, and the other lenders party thereto.

“Non-Mark Intellectual Property” means all foreign and domestic intellectual property and proprietary rights owned or controlled by Licensor, including, without limitation: (a) all Patent Rights; (b) all copyrights and registrations and applications for registrations thereof; (c) all trade secret and other confidential or proprietary information, including all rights in confidential computer programs, improvements, methods, processes, routines, data, manuals, systems, procedures, practices, operations, modes of operation, apparatus, equipment, business opportunities, customer and supplier lists, process design, financial information, equipment drawings, technical specifications, processes, process measurements, technical reports, analyses, plans, drawings, models, ideas, and correspondence; and (d) all technical developments, improvements, refinements, advancements or optimizations made to any of the foregoing.

“Offer Price” has the meaning given such term in Section 4.2(a).

“Operating Company” has the meaning given such term in the introduction to this Agreement.

“Organizational Documents” means certificates or articles of incorporation, by-laws, certificates of formation, limited liability company operating agreements, certificates of limited partnership, limited partnership agreements or other formation or governing documents of a particular entity.

“Partnership” has the meaning given such term in the introduction to this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, as it may be amended from time to time.

“Partnership Assets” means all assets of the Partnership Group as of the Closing Date.

“Partnership Entities” means the General Partner and each entity that is or becomes a Group Member for so long as it is a Group Member; and “Partnership Entity” means any of the Partnership Entities.

“Partnership Group” means the Partnership and its Subsidiaries.

“Party” or “Parties” have the meaning given such term in the introduction to this Agreement.

“Patent Rights” means any and all patents and patent applications, certificates of invention, or applications for certificates of invention and any supplemental protection certificates, together with any extensions, registrations, confirmations, reissues, substitutions, divisions, continuations or continuations-in-part, reexaminations or renewals thereof, whenever and wherever submitted, filed, issued, received, or granted claiming priority to any patent or patent application.

“Person” is to be construed broadly and includes an individual, partnership, limited partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.

“Proposed Transaction” has the meaning given such term in Section 4.2(a).

“Proposed Transferee” has the meaning given such term in Section 4.2(a).

“Release” or “Releasing” means depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaking, dumping or disposing into the environment, including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Substance.

“Representatives” means the directors, officers, employees, advisors, consultants, contractors or agents employed or otherwise retained by Licensees.

“Retained Assets” means the assets and investments owned by Sponsor or any of its Affiliates that were not conveyed, contributed or otherwise transferred to the Partnership Group pursuant the Contribution Agreement.

“ROFR Assets” has the meaning given such term in Section 4.2(a).

“ROFR Notice” has the meaning given such term in Section 4.2(a).

“ROFR Party” has the meaning given such term in Section 4.2(b).

“ROFR Response” has the meaning given such term in Section 4.2(a).

“Seller” has the meaning given such term in Section 4.2(a).

“Senior Notes” means [•]’s [•]% Senior Notes due [•].

“Senior Notes Offering” means [•]’s offering of $[•] aggregate principal amount of Senior Notes.

“Sponsor” has the meaning given such term in the introduction to this Agreement.

“Sponsor Covered Environmental Losses” has the meaning given such term in Section 3.1(a).

“Sponsor Entities” means the Sponsor and any Controlled Affiliate of the Sponsor other than the Partnership Entities; and “Sponsor Entity” means any of the Sponsor Entities.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination or (c) any other

Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Transfer” means to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of, whether in one or a series of transactions; provided, however, that in no event shall a Change of Control of Sponsor be deemed a Transfer.

“Voluntary Cleanup Program” means a program of the United States or a state of the United States enacted pursuant to Environmental Laws that provides for a mechanism for the written approval of, or authorization to conduct, voluntary investigatory and remedial action for the clean-up, removal or remediation of Hazardous Substances that exceeds actionable levels established pursuant to Environmental Laws.

“Voting Securities” of a Person means securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person; provided that, if such Person is a limited partnership, Voting Securities of such Person shall be the general partner interest in such Person.

ARTICLE 2
INTELLECTUAL PROPERTY LICENSE

Section 2.1            License Grant.

(a)           Licensor hereby grants Licensees, who hereby accept, a royalty-free, fully paid up, nonexclusive and nontransferable (except as provided herein) right and license to use the Intellectual Property in connection with the operation of Licensees’ business.  Except for such license, all other rights in the Intellectual Property are hereby reserved to Licensor.  Licensees shall not grant any sublicenses or assign, delegate or otherwise transfer their rights or obligations hereunder or any interest herein (including any assignment or transfer occurring by operation of law) without the prior written consent of Licensor.

Section 2.2            Restrictions and Additional Agreements with Respect to License.

(a)           Licensor, and its other licensees, shall have the right to use the Intellectual Property simultaneously with the use of the Intellectual Property by Licensees.  Licensor does not warrant or represent that Licensees will have the sole and exclusive right to use the Intellectual Property.  Other than as set forth in Section 2.3(b) and Section 2.5 herein, Licensor is not obliged to indemnify or reimburse Licensees for any expenses by Licensees in connection with Licensees’ use of the Intellectual Property.

(b)           Licensees’ license to use the Mark Intellectual Property shall terminate upon the earlier to occur of (i) in the event of a Change of Control of the General Partner or the Partnership, six months after receipt by the General Partner, on behalf of the Licensees, of written notice of termination from Licensor or (ii) termination of this Agreement. Licensees shall not thereafter use or otherwise exploit the Mark Intellectual

Property and shall not use any name incorporating the “Bowie” name or any derivation thereof that would reasonably be expected to be confused therewith (the “Bowie Name”), or any other trade names, domain name, trade dress, trademark or service mark confusingly similar thereto, and each Licensee shall promptly assign and transfer its rights in any ownership of the trade names incorporating the Bowie Name to Licensor and each Licensee shall adopt a new trade name that does not use any Bowie Name.

(c)           Licensees’ right to use the Non-Mark Intellectual Property shall be perpetual and irrevocable and shall survive any termination or expiration of this Agreement and shall remain in full force and effect.

Section 2.3            Covenants of Licensor and Licensees.

(a)           Licensees shall:

(i)            upon Licensor’s request and at Licensor’s expense, place a notice (reasonably acceptable to Licensor) in connection with Licensees’ external uses of the Mark Intellectual Property conveying to the public that the Mark Intellectual Property is owned by Licensor and used by Licensees under license;

(ii)           upon Licensor’s request and at Licensor’s expense, cooperate with Licensor in facilitating Licensor’s control of and right to inspect the nature and quality of the Licensees’ use of the Mark Intellectual Property, and all materials that bear the Mark Intellectual Property;

(iii)          upon Licensor’s request and at Licensor’s expense, cooperate with Licensor in connection with Licensor’s efforts to protect the Intellectual Property;

(iv)          maintain the nature and quality of all goods and services marketed, sold, advertised, or provided by Licensee(s) under or in association with the Mark Intellectual Property using at least the quality of the goods and services provided by Licensor under the Mark Intellectual Property as of the Closing Date, and such other standards as Licensor may reasonably establish from time to time;

(v)           maintain in strictest confidence all confidential or nonpublic information or material disclosed by Licensor and in the materials supplied hereunder in connection with the licenses granted herein, whether in writing or orally and whether or not marked as confidential, including but not limited to any  algorithms, inventions, ideas, processes, computer system architecture and design, operator interfaces, operational systems, technical information, technical specifications, training and instruction manuals, and the like (except to the extent such information becomes publically available); and

(vi)          limit disclosure of such confidential information to Licensees’ Representatives having a need to access the confidential information for the purpose of exercising rights granted hereunder and cause all of its Representatives having access to confidential information to agree to hold such in the strictest of confidence.

(b)           Licensor shall promptly reimburse Licensees for all costs and expenses incurred by Licensees in connection with Licensees’ obligations pursuant to Section 2.3 (a)(i)-(iii).  Licensor’s reimbursement obligation pursuant to this Section 2.3(b) shall survive any termination of this Agreement and shall remain in full force and effect.

Section 2.4            Enforcement of Rights.

(a)           Licensor reserves the right to bring action against any third party on account of any infringement or violation of Intellectual Property.  In connection with any such action brought by Licensor, Licensees shall cooperate reasonably with Licensor at Licensor’s request and expense.  Any recoveries obtained by Licensor in or as result of such action, including through any settlement, shall be retained by Licensor.

(b)           If Licensees learn of any infringement or violation of the Intellectual Property, Licensees shall immediately notify Licensor of any such infringement or violation.

Section 2.5            Intellectual Property Indemnification.

(a)           Licensees shall defend, indemnify, and hold harmless Licensor from and against any Losses suffered or incurred by Licensor arising out of any failure by Licensees or their Representatives to maintain confidentiality as required by Section 2.3(a)(iv) and Section 2.3(a)(v).

(b)           Licensor shall defend, indemnify, and hold harmless Licensees from and against any Losses suffered or incurred by Licensees arising from (i) claims or causes of action brought by any third party alleging that any Licensee’s use of Intellectual Property, as permitted under this Agreement, violates any law, statute or rule, or infringes, dilutes, misappropriates or otherwise violates the intellectual property rights of such third party; (ii) invalidity or unenforceability of any right with respect to the Intellectual Property; (iii) premature expiration of Patent Rights; and (iv) Licensor’s failure to timely file or pay any application, registration, maintenance or renewal fees in respect of the Intellectual Property.

(c)           The indemnification obligations under this Section 2.5 shall survive any termination of this Agreement and shall remain in full force and effect.

ARTICLE 3
INDEMNIFICATION

Section 3.1            Sponsor Entities’ Environmental Indemnification Obligations.

(a)           Subject to Section 3.4, the Sponsor Entities shall indemnify, defend and hold harmless the Partnership Group from and against all Environmental Losses that arise out of actions, events, omissions, conditions, occurrences or circumstances that occurred or existed on or before the Closing Date, whether discovered before or after the Closing Date, even if such Environmental Losses do not accrue until after the Closing Date (“Sponsor Covered Environmental Losses”).

(b)           Except for obligations with respect to claims made in accordance with Section 3.5 prior to the third anniversary of the Closing Date, which shall not terminate, all indemnification obligations pursuant to Section 3.1(a) shall terminate on the third anniversary of the Closing Date.

Section 3.2            Partnership Group’s Indemnification Obligations.  The Partnership Group shall indemnify, defend and hold harmless the Sponsor Entities from and against any Losses suffered or incurred by the Sponsor Entities relating to the ownership or operation of the Partnership Assets to the extent occurring after the Closing Date, except to the extent that (a) the Partnership Group is indemnified with respect to any of such Losses that are Sponsor Covered Environmental Losses or (b) such indemnification would not be permitted by any Group Member under the Partnership Agreement.

Section 3.3            Additional Sponsor Entity Indemnification.  In addition to and not in limitation of the indemnification provided under Section 3.1(a), the Sponsor Entities shall either cure, as applicable, or fully indemnify, defend and hold harmless the Partnership Group from and against any and all:

(a)           federal, state and local tax liabilities arising prior to the Closing Date or in connection with the closing of the Initial Public Offering; and

(b)           Losses of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group by reason of or arising out of any events or conditions associated with the Retained Assets, whether occurring before or after the Closing Date.

Section 3.4            Limitations Regarding Indemnification.

(a)           No claims may be made against the Sponsor Entities for indemnification pursuant to Section 3.1(a) unless and until the aggregate dollar amount of the Sponsor Covered Environmental Losses suffered or incurred by the Partnership Group exceeds $500,000, and the Sponsor Entities shall have no liability in respect of the first $500,000 of Sponsor Covered Environmental Losses.  The aggregate liability of the Sponsor Entities under Section 3.1(a) shall not exceed $5 million.

(b)           Notwithstanding anything herein to the contrary, in no event shall the Sponsor Entities have any indemnification obligations under Section 3.1(a) for Losses to the extent that they arise solely as a result of additions to or modifications of Environmental Laws promulgated after the Closing Date.

Section 3.5            Indemnification Procedures.

(a)           The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article 3, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim; provided, that failure to timely provide such notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except in the event and only to the extent the Indemnifying Party is materially prejudiced by such delay or omission.

(b)           The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article 3, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party (with the concurrence of the Conflicts Committee in the case of the Partnership Group) unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be, and does not include the admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Party.

(c)           The Indemnified Party agrees to cooperate fully with the Indemnifying Party, with respect to all aspects of the defense of any claims covered by the indemnification under this Article 3, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party reasonably considers relevant to such defense and the making available to the Indemnifying Party, at no cost to the Indemnifying Party, of any directors, officers or employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to endeavor to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 3.5.  In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article 3; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense.  The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d)           An Indemnified Party shall take all commercially reasonable steps to mitigate damages with respect to any claim for which it is seeking indemnification and shall use commercially reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

(e)           In determining the amount of any Losses for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third parties. The Indemnified Party hereby agrees to use reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities, provided, however, that the costs and expenses of the Indemnified Party in connection with such efforts shall be promptly reimbursed by the Indemnifying Party.

(f)            The date on which the Indemnifying Party receives notification of a claim in accordance with Section 3.5(a) for indemnification shall determine whether such claim is timely made.

(g)           NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS SUFFERED BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

Section 3.6            In the Event of Termination.  Except as provided by Section 3.1(b), all indemnification obligations under this Article 3 shall survive any termination of this Agreement, and shall remain in full force and effect.

ARTICLE 4
RIGHT OF FIRST REFUSAL

Section 4.1            Right of First Refusal to Purchase Certain Assets.

(a)           The Sponsor hereby grants to the Partnership a right of first refusal on any Coal or Terminal Asset to the extent that any Sponsor Entity proposes to Transfer any such Coal or Terminal Asset, or any interest therein (other than to another wholly owned Sponsor Entity).

(b)           The Parties acknowledge that any Transfer of assets or interests pursuant to the Partnership’s right of first refusal is subject to the terms of all existing agreements with respect to such assets and interests and shall be subject to and conditioned on the obtaining of any and all necessary consents of security holders, Governmental Authorities, lenders or other third parties.

Section 4.2            Procedures.

(a)           If a Sponsor Entity (the “Seller”) proposes to Transfer any Coal or Terminal Asset or an interest therein (the “ROFR Assets”) pursuant to a bona fide third-party offer, other than to another Sponsor Entity as described in Section 4.1(a) (a “Proposed Transaction”), the Sponsor shall, prior to entering into any such Proposed Transaction, first give notice in writing (the “ROFR Notice”) to the Partnership of its intention to enter into such Proposed Transaction. The ROFR Notice shall set forth the following information in respect of the proposed Transfer: the name and address of the prospective acquiror (the “Proposed Transferee”), a description of the ROFR Assets, the purchase price offered by such Proposed Transferee (the “Offer Price”), reasonable detail concerning any non-cash portion of the proposed consideration, if any, to allow the Partnership to reasonably determine the fair market value of such non-cash consideration, Seller’s estimate of the fair market value of any non-cash consideration and all other material terms and conditions of the Proposed Transaction that are then known to Seller. To the extent the Proposed Transferee’s offer consists of consideration other than cash (or in addition to cash) the Offer Price shall be deemed equal to the amount of any such cash plus the fair market value of such non-cash consideration. In the event Seller and the Partnership agree as to the fair market value of any non-cash consideration, the Partnership will provide written notice of its decision regarding the exercise of its right of first refusal to purchase the ROFR Assets (the “ROFR Response”) within 30 days of its receipt of the ROFR Notice. Failure to provide such ROFR Response within such 30-day period shall be deemed to constitute a decision not to purchase the ROFR Assets. In the event (i) the Partnership’s determination of the fair market value of any non-cash consideration described in the ROFR Notice (to be determined by the Partnership within 30 days of receipt of such ROFR Notice) is less than the fair market value of such consideration as determined by Seller in the ROFR Notice and (ii) the Partnership and Seller are unable to mutually agree upon the fair market value of such non-cash consideration within 30 days after the Partnership notifies Seller of its determination thereof, Seller and the Partnership shall engage a mutually agreed upon valuation firm to determine the fair market value of the non-cash consideration. Such valuation firm shall be instructed to notify the Partnership and Seller of its decision within 30 days after all material information is submitted thereto, which decision shall be final. The fees of the valuation firm will be split equally between Seller and the Partnership. The Partnership will provide a ROFR Response to Seller within 30 days after the valuation firm has submitted its determination. Failure to provide such ROFR Response within such 30-day period shall be deemed to constitute a decision by the Partnership not to purchase the ROFR Assets. If the Partnership fails to exercise a right during any applicable period set forth in this Section 4.2(a), the Partnership shall be deemed to have waived its rights with respect to such proposed disposition of the ROFR Assets, but not with respect to any future offer of assets.  If the Seller fails to complete the Proposed Transaction with the Proposed Transferee within 270 days of the last day of the applicable 30-day response deadline above, then any future Transfer of such ROFR Asset by the Seller will be subject to the provisions of this Article 4 in full.

(b)           If the Partnership submits a ROFR Response, the Partnership or, at the election of the Partnership, any Group Member (the “ROFR Party”) and the Seller shall negotiate, in good faith, the final terms of the purchase and sale of the ROFR Asset to such ROFR Party for 30 days following the Seller’s receipt of the ROFR Response.  If the Seller and the ROFR Party are unable to agree on such terms during such 30-day period, the Seller may Transfer the ROFR Asset to any third party on terms not materially more favorable to the Seller than the last written offer proposed during negotiations with the ROFR Party pursuant to this Section 4.2(b).  If the Seller fails to complete such a transaction within 270 days of the last day of the aforementioned 30-day negotiation period, then any future Transfer of such ROFR Asset by the Seller will be subject to the provisions of this Article 4 in full.

ARTICLE 5
EXPENSES AND REIMBURSEMENT OBLIGATIONS

Section 5.1            Provision of General and Administrative Services.  The Sponsor hereby agrees to continue to provide, or cause to be provided, the Partnership Entities with general and administrative services that the Sponsor has traditionally provided in connection with the Partnership Assets, including, without limitation, executive management, human resources, financial (including, but not limited to, tax, accounting and audit services), legal, information technology, communications, engineering, insurance (including insurance administration, claims processing and coverage under the Sponsor’s policies), risk management, credit, payroll, compensation and employee benefits services, that are substantially identical in nature and quality to the services provided by the Sponsor in connection with its management and operations of the Partnership Assets prior to the Closing Date.

Section 5.2            Reimbursement and Allocation.  The Partnership hereby agrees to reimburse the Sponsor Entities for (i) all direct costs and expenses incurred and payments made by the Sponsor Entities on behalf of the Partnership Entities and (ii) costs and expenses incurred by Sponsor Entities that are allocated to the Partnership Entities in accordance with Schedule 5.2 (as may be modified from time to time in accordance with Section 6.6), including but not limited to:

(a)           the cost of salaries, employee benefits and other compensation expenses relating to employees of the Sponsor Entities who render services to the Partnership Entities, including but not limited to 401(k), pension, bonuses and health insurance benefits (but excluding Sponsor equity based compensation expense); provided, however, that any expenses paid or reimbursed by the Partnership Entities with respect to a plan that is self-insured by any of the Sponsor Entities will reflect actual costs incurred rather than premiums paid;

(b)           any expenses incurred or payments made by the Sponsor Entities for insurance coverage with respect to the Partnership Assets or the business of the Partnership Entities;

(c)           all expenses and expenditures incurred by the Sponsor Entities as a result of the Partnership becoming and continuing as a publicly traded entity, including, but not limited to, costs associated with annual and quarterly reports, tax return and Schedule K-1 preparation and distribution expenses, partnership governance and compliance fees and expenses, expenses associated with listing on the New York Stock Exchange or any other national exchange on which the Partnership’s securities are listed, independent auditor fees, legal fees, investor relations expenses, registrar and transfer agent fees, director and officer insurance expenses and director compensation expenses; and

(d)           all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time with respect to the services provided by the Sponsor Entities to the Partnership Entities in accordance with Section 5.1.

Such reimbursements shall be made on or before the tenth business day of the month following the month such costs and expenses are incurred, other than reimbursements solely related to bonuses for employees, which shall be reimbursed on or prior to the last business day of the month that such bonuses are paid.

Section 5.3            Debt Financing and IPO Fees.  The Partnership shall pay (i) all fees, commissions and issuance costs in connection with the Senior Notes Offering, including amounts due at or in connection with the closing of the Senior Notes Offering and all ongoing fees (ii) all fees due under or in connection with the MLP Credit Agreement, including amounts due upon or in connection with execution of the MLP Credit Agreement and all ongoing fees, (iii) all fees, commissions and issuance costs due in connection with any future debt financing arrangements entered into for the purpose of replacing the MLP Credit Agreement or the Senior Notes, and (iv) all fees, commissions and issuance costs due in connection with the IPO.

ARTICLE 6
MISCELLANEOUS

Section 6.1            Choice of Law; Submission to Jurisdiction.  This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.  Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Delaware and to venue in the State of Delaware.

Section 6.2            Notice.  All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by overnight courier, telecopier or telegram to such Party.  Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by overnight courier, telegram or telecopier shall be effective upon actual receipt.  All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 6.2.

For notices to any of the Sponsor Entities:

Bowie Resource Partners, LLC
6100 Dutchmans Lane, 9th Floor

Louisville, Kentucky 40205
Fax:   502-587-6579
Attention: General Counsel

For notices to any of the Partnership Entities:

Bowie Resource Partners LP
6100 Dutchmans Lane, 9th Floor

Louisville, Kentucky 40205
Fax:   502-587-6579
Attention: General Counsel

Section 6.3            Entire Agreement.  This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein, other than the Contribution Agreement and the Partnership Agreement.

Section 6.4            Termination.  Except as provided in Section 2.2(b), Section 2.2(c), Section 2.2(d), Section 2.3(b), Section 2.5(c), Section 3.1(b) and Section 3.6, this Agreement shall terminate upon a Change of Control of the General Partner or the Partnership, other than any Change of Control of the General Partner or the Partnership deemed to have occurred pursuant to clause (d) of the definition of Change of Control solely as a result of a Change of Control of the Sponsor. Notwithstanding any other provision of this Agreement, except as provided in Section 2.2(b), Section 2.2(c), Section 2.2(d), Section 2.3(b), Section 2.5(c), Section 3.1(b) and Section 3.6, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and the Common Units held by the General Partner and its Affiliates are not voted in favor of such removal, this Agreement may immediately thereupon be terminated by the Sponsor.

Section 6.5            Effect of Waiver or Consent.  No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder.  Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

Section 6.6            Amendment or Modification.  This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that will adversely affect the holders of Common Units.  Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.  Notwithstanding the first sentence of this Section 6.6, Schedule 5.2 may be amended or modified from time to time only by the written agreement of the Partnership and the Sponsor.

Section 6.7            Assignment; Third Party Beneficiaries.  No Party has the right to assign its rights or obligations under this Agreement without the written consent of the other Parties.  Each of the Parties hereto specifically intends that each entity comprising the Sponsor Entities and each entity comprising the Partnership Entities, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity, and that no other Person shall be entitled to assert any rights or remedies hereunder as third-party beneficiaries.

Section 6.8            Counterparts.  This Agreement may be executed in two or more counterparts, and by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 6.9            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 6.10          Gender, Parts, Articles and Sections.  Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.  All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.

Section 6.11          Further Assurances.  In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

Section 6.12          Withholding or Granting of Consent.  Except as otherwise expressly provided in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

Section 6.13          Laws and Regulations.  Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

Section 6.14          Negation of Rights of Limited Partners, Assignees and Third Parties.  Except as set forth in Section 6.7, the provisions of this Agreement are enforceable solely by the Parties, and no shareholder, limited partner, general partner, member, or assignee of the Sponsor, the General Partner, the Partnership, the Operating Company or other Person shall have the right, separate and apart from the Sponsor, the General Partner, the Partnership or the Operating Company, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

Section 6.15          No Recourse Against Officers and Directors.  For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of any Sponsor Entity or any Group Member.

Section 6.16          Arbitration.  Any dispute, controversy or claim arising out of or in connection with this Agreement shall be settled by final and binding arbitration conducted in the State of Delaware in accordance with the Commercial Arbitration Rules of the American Arbitration Association by one or more arbitrators designated in accordance with said Rules.  The Parties agree that the award of the arbitral tribunal (the “Arbitration Award”) shall be: (a) conclusive, final and binding upon the Parties; and (b) the sole and exclusive remedy between the Parties regarding any and all claims and counterclaims presented to the arbitral tribunal.  All notices to be given in connection with the arbitration shall be as provided in Section 6.2.  The Arbitration Award shall include interest, at a rate determined as appropriate by the arbitrators, from the date of any breach or other violation of this Agreement to the date when the Arbitration Award is paid in full.  The Arbitration Award shall also include the fixing of the expense of the arbitration and the assessment of the same, as is appropriate in the opinion of the arbitrators, against either or both Parties hereto.  Each Party shall otherwise bear its cost for its respective legal fees, witnesses, depositions and other out-of-pocket expenses incurred in the course of the arbitration.

Section 6.17          Dispute Resolution.  If the Parties are unable to resolve any service or performance issues or if there is a material breach of this Agreement that has not been corrected within thirty (30) days of receipt of notice of such breach, representatives of each of the Parties in dispute shall meet promptly to review and resolve such issues and breaches in good faith (the date on which such Persons first so meet, the “Discussion Date”).  If such Persons are unable to fully resolve any such issues and breaches in good faith promptly after the Discussion Date, any remaining disputes shall be resolved in accordance with Section 6.16.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

BOWIE RESOURCE PARTNERS, LLC

By:
Name:
Title:

BOWIE RESOURCE HOLDINGS, LLC

By:
Name:
Title:

BOWIE RESOURCE PARTNERS LP

By:	Bowie GP, LLC, its general partner

By:
Name:
Title:

BOWIE GP, LLC

By:
Name:
Title:

Signature Page — Omnibus Agreement

BRP HOLDINGS LLC

By:	Bowie Resource Partners LP, its managing member

By:	Bowie GP, LLC, its general partner

By:
Name:
Title: